CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 26, 2014, with respect to the September 30, 2014 financial statements and financial highlights of Centre American Select Equity Fund, Centre Global Select Equity Fund, Centre Active U.S. Treasury Fund, and Centre Multi-Asset Real Return Fund, each a series of Centre Funds, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

San Francisco, California

January 28, 2015